As filed with the Securities and Exchange Commission on September 10, 2012
Registration No. 333-67086
Registration No. 333-99237
          Registration No. 333-101321
Registration No. 333-138719
Registration No. 333-153712
Registration No. 333-168743

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-67086

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-99237

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-101321

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-138719

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-153712

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-168743

RADVIEW SOFTWARE LTD.
___________________________________________________
(Exact name of the Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Hamelacha St., Park Afek, Rosh Haayin (Address of Principal Executive Offices)	48091 (Zip Code)

RadView Software Ltd. Employee Share Purchase Plan
RadView Software Ltd. Key Employee Share Incentive Plan (1996), as amended
RadView Software Ltd. United Share Incentive Plan (2000), as amended
(Full title of the Plans)

RadView Software, Inc.
991 Highway 22 West, Suite 200
Bridgewater, NJ 08807
Tel: 908-526-7756
 (Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Copy to:

Brian Brodrick, Esq. Phillips Nizer LLP 666 Fifth Avenue New York, New York 10103 (212) 841-0700	Shlomo Landress, Adv. Amit, Pollak, Matalon & Co. Nitsba Tower, 19th Floor 17 Yitzhak Sadeh St. Tel Aviv, 67775, Israel 972-3-568-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller Reporting Company ☐

DEREGISTRATION OF UNSOLD SECURITIES

RADVIEW SOFTWARE LTD. (the “Company”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s ordinary shares , nominal value NIS 0.01 per share (the “Ordinary Shares”), issuable by the Company pursuant to the following plans (the “Plans”).

Radview Software Ltd. Employee Share Purchase Plan
RadView Software Ltd. Key Employee Share Incentive Plan (1996), as amended
RadView Software Ltd. United Share Incentive Plan (2000), as amended

The Plans were previously registered by the Company pursuant to the following registration statements:

•
Registration Statement on Form S-8 (File No. 333-67086), filed on August 8, 2001 and immediately effective upon filing. This registration statement registered 5,729,822 Ordinary Shares for issuance under the RadView Software Ltd. Key Employee Share Incentive Plan (1996) and under the RadView Software Ltd. United States Share Incentive Plan (2000).

•
Registration Statement on Form S-8 (File No. 333-99237), filed on September 6, 2002 and immediately effective upon filing. This registration statement registered 1,500,000 Ordinary Shares for issuance under the RadView Software Ltd. Employee Share Purchase Plan.

•
Registration Statement on Form S-8 (File No. 333-101321), filed on November 20, 2002 and immediately effective upon filing. This registration statement registered 2,000,000 Ordinary Shares for issuance under the RadView Software Ltd. Key Employee Share Incentive Plan (1996) and under the RadView Software Ltd. United States Share Incentive Plan (2000).

•
Registration Statement on Form S-8 (File No. 333-138719), filed on November 15, 2006 and immediately effective upon filing. This registration statement registered 5,000,000 Ordinary Shares for issuance under the RadView Software Ltd. Key Employee Share Incentive Plan (1996) and under the RadView Software Ltd. United States Share Incentive Plan (2000).

•
Registration Statement on Form S-8 (File No. 333-153712), filed on September 29, 2008 and immediately effective upon filing. This registration statement registered 12,427,987 Ordinary Shares for issuance under the RadView Software Ltd. Key Employee Share Incentive Plan (1996).

•
Registration Statement on Form S-8 (File No. 333-168743), filed on August 11, 2010 and immediately effective upon filing. This registration statement registered 10,499,657 Ordinary Shares for issuance under the RadView Software Ltd. Key Employee Share Incentive Plan (1996).

The Company intends to file a Form 15 to terminate its duty to file reports under Section 13(a) and 15(d) of the U.S. Securities Exchange Act of 1934, as amended. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to withdraw from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Haayin, Israel on the 10th day of September 2012.

RADVIEW SOFTWARE LTD.

By:	/s/ Eyal Shalom
Eyal Shalom
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.